Exhibit 99
TD Banknorth reports first quarter results and
announces quarterly dividend.
(First Quarter Earnings Conference Call at 10:30 a.m. Eastern Time today, April 26, 2006. Dial-in number for USA and Canada is 800-638-4930. International dial-in number is 617-614-3944. Passcode for both numbers is 62573335. Replay number for USA and Canada is 888-286-8010. International replay dial-in number is 617-801-6888. Replay passcode for both is 67153276. Live webcast and webcast replay available at www.tdbanknorth.com, Investor Relations.)
Highlights for the first quarter of 2006 include:
•	Adjusted earnings increased to $115.6 million in the first quarter of 2006 up from $111.8 million in the first quarter of 2005.

•	Adjusted earnings per diluted share of $0.55 met the analysts’ consensus estimate.

•	The Company closed on the acquisition of Hudson United Bancorp in the first quarter, adding over 200 branches to its already extensive branch network in the Northeast.

•	Asset quality remained strong – total net chargeoffs declined by 39% as compared to the first quarter of 2005.

•	The Board of Directors declared a dividend of 22 cents per share payable on May 15, 2006 to shareholders of record as of the close of business on May 5, 2006.
First Quarter Adjustments (Items of Note) 1
The following items of note (net of tax) are included in the Company’s reported GAAP earnings for the first quarter of 2006. All comparisons are between the first quarter of 2006 and the first quarter of 2005. Share impact is on a per diluted share basis.
•	Amortization of identifiable intangible assets of $22.9 million (11 cents per share) as compared to $7.5 million (4 cents per share) for the first quarter of 2005.

•	Merger and restructuring charges of $14.9 million (7 cents per share) as compared to $23.4 million (13 cents per share) for the first quarter of 2005.

•	Losses associated with the Company’s balance sheet deleveraging programs of $214 thousand (no meaningful per share impact) as compared to $41.6 million (22 cents per share) for the first quarter of 2005.

•	Losses of $5.3 million (3 cents per share) related to changes in unrealized loss on derivatives incurred in the first quarter of 2005 as compared to none in the first quarter of 2006.

•	Losses of $1.3 million (1 cent per share) incurred in the first quarter of 2006 related to energy businesses acquired from Hudson United, which the Company classified as “discontinued operations” in the first quarter of 2006.
PORTLAND, Maine—(BUSINESS WIRE)—April 26, 2006—TD Banknorth Inc. (“TD Banknorth” or the “Company”) (NYSE: BNK) today reported net income of $76.2 million for the quarter ended March 31, 2006 as compared to $34.1 million for the quarter ended March 31, 2005. On a per diluted share basis, reported net income was 36 cents for the first quarter of 2006 as compared to 18 cents for the first quarter of 2005. The increase in reported net income for the first quarter of 2006 as compared to the first quarter of 2005 was primarily attributable to reduced merger and restructuring charges and reduced losses associated with the Company’s deleveraging programs.

1	All references in this release to “adjusted” results reflect the exclusion of the impact of these items of note. For a detailed explanation of the use of non-GAAP financial measures, please see the “Notes” section of this release, and for a reconciliation of adjusted financial measures to the most comparable reported GAAP financial measures, please see the reconciliation table in the financial tables which accompany this release.

Adjusted earnings (reported GAAP earnings excluding the items of note listed above) were $115.6 million for the first quarter of 2006 as compared to $111.8 million for the first quarter of 2005. On a per diluted share basis, adjusted earnings were 55 cents for the first quarter of 2006 as compared to 60 cents for the same quarter a year ago.
The Company’s operations in the first quarter were adversely impacted by a number of factors, including: 1) margin compression due to rates paid on deposits increasing more than the yields on loans; 2) a seasonal slowdown in the organic growth rate of both loans and deposits; and 3) two months of operating expenses associated with the acquisition of Hudson United Bancorp, which closed on January 31, 2006. The Company believes that it will begin to realize anticipated cost savings associated with the acquisition of Hudson United beginning in the third quarter of 2006 following a systems conversion in late May.
“It was a challenging quarter given the competitive environment for loans and deposits,” said William J. Ryan, TD Banknorth Chairman, President and Chief Executive Officer. “There is no doubt that this is a difficult environment for banks in general but we remain focused on executing our strategy. We were pleased to close on the acquisition of Hudson United and look forward to successfully integrating Hudson United into the Company.”
Total Assets
Total assets at March 31, 2006 were $40.9 billion, up 27% from $32.1 billion at December 31, 2005 due to the acquisition of Hudson United. The increase in total assets at March 31, 2006 as compared to December 31, 2005 included a $5.5 billion increase in total loans and leases, a $3.2 billion increase in certain short-term investments, a $2.2 billion decrease in securities available for sale, a $1.5 billion increase in goodwill and a $180.5 million increase in identifiable intangible assets.
Average Loans and Leases
Average loans and leases increased by 20% to $23.8 billion for the quarter ended March 31, 2006 as compared to the first quarter of 2005, due primarily to the acquisition of Hudson United. Excluding the effects of acquisitions, average commercial business loans and leases, commercial real estate mortgages and consumer loans and leases (including credit cards) increased 9% in the aggregate for the quarter ended March 31, 2006 as compared to the same period a year ago. On a linked quarter basis, average commercial business loans and leases, commercial real estate mortgages and consumer loans and leases (including credit cards), increased 1.7% (6.8% annualized), reflecting the competition for high-quality commercial and consumer loans as well as seasonality in new loan originations.
Securities Available for Sale
Securities available for sale at March 31, 2006 amounted to $2.3 billion, a decrease of 52% from March 31, 2005 and 49% from December 31, 2005, due largely to the sale of securities associated with the Company’s balance sheet deleveraging and restructuring programs. The proceeds from these sales were temporarily invested in certain short-term investments. In April 2006, the Company completed its balance sheet restructuring announced on January 10, 2006.
Average Deposits
Average deposits increased by 24% to $24.5 billion for the quarter ended March 31, 2006 as compared to the quarter ended March 31, 2005 due primarily to the acquisition of Hudson United. Excluding the effects of acquisitions, average deposits increased 1% for the quarter ended March 31, 2006. On a linked quarter basis, average deposits declined by 1% reflecting seasonality and competitive factors.

Net Interest Income
Net interest income was $282.4 million for the first quarter of 2006, a 12% increase over the same quarter of 2005, due primarily to the acquisition of Hudson United. Interest and dividend income increased by 33% to $456.5 million in the first quarter of 2006 due primarily to the acquisition of Hudson United. Interest expense increased by 91% to $174.1 million in the first quarter of 2006 due to the higher average volume of interest-bearing liabilities resulting from the acquisition of Hudson United as well as to higher interest costs paid on the Company’s interest-bearing deposits and borrowings. The increase in rates paid on interest-bearing deposits reflects the competitive environment for deposits throughout the Company’s market area.
Net Interest Margin
The Company’s net interest margin for the quarter ended March 31, 2006 was 3.83% as compared to 3.96% for each of the quarters ended March 31, 2005 and December 31, 2005, respectively. The decline in net interest margin was due largely to the rates paid on interest-bearing liabilities increasing more than the yield on loans reflecting the competitive environment for both loans and deposits.
Provision for Loan and Lease Losses and Asset Quality
The Company’s provision for loan and lease losses amounted to $7.2 million for the quarter ended March 31, 2006, as compared to $2.1 million for the quarter ended March 31, 2005 and $6.3 million for the quarter ended December 31, 2005. Total nonperforming assets increased to $90.7 million at March 31, 2006, up from $68.9 million at March 31, 2005 and $61.5 million at December 31, 2005. The increase in nonperforming assets was primarily due to nonperforming assets acquired from Hudson United.
Even with the increase in nonperforming assets as a result of the acquisition of Hudson United, the Company’s asset quality ratios remained strong during the first quarter of 2006. As a percentage of total loans, nonperforming loans amounted to 0.31% at March 31, 2006, as compared to 0.32% at March 31, 2005 and 0.30% at December 31, 2005. Total net charge-offs for the quarter ended March 31, 2006 declined to $6.2 million from $10.1 million for the same period a year ago and from $11.3 million for the quarter ended December 31, 2005.
Noninterest Income
Reported noninterest income increased to $117.8 million in the first quarter of 2006 as compared $25.6 million in the first quarter of 2005. This increase reflected the absence in the first quarter of 2006 of losses associated with the deleveraging program and changes in unrealized loss on certain derivatives incurred in the first quarter of 2005, as well as increases in all other noninterest income categories. Adjusted noninterest income increased 29% to $118.2 million for the first quarter of 2006 as compared to $91.4 million for the first quarter of 2005 due primarily to the acquisition of Hudson United. On a linked quarter basis, adjusted noninterest income, also excluding noninterest income associated with Hudson United, declined $1.2 million, which included a $1.9 million decline in mortgage banking income, a $1.5 million decline in covered call option income and an aggregate increase of $2.2 million in all other noninterest income categories.
Noninterest Expense
Reported noninterest expense increased $53.9 million for the first quarter of 2006 as compared to the same quarter of 2005, largely due to Hudson United-related operating expenses and to increases in the amortization of identifiable intangible assets, which more than offset a decrease in merger and restructuring charges. Adjusted noninterest expense increased 26% to $219.6 million for the first quarter of 2006 as compared to $174.1 million for the first quarter of 2005 largely due to increased operating expenses associated with the acquisition of Hudson United. As discussed above, the Company believes that it will begin to realize anticipated cost savings associated with the acquisition of Hudson United beginning in the third quarter of 2006 following the systems conversion planned for May. On a linked quarter basis, adjusted noninterest expense, also excluding noninterest expense associated with the operations of Hudson United, increased by approximately $4.2 million, of which $2.9 million was related to accounting for stock-based compensation and $1 million related to state franchise taxes that were classified in tax expense in prior periods.
Capital
The Company and its banking subsidiary continue to qualify as “well capitalized” institutions under applicable laws and regulations. At March 31, 2006, the Company’s tier 1 capital ratio was 6.75% as compared to 7.07% at December 31, 2005, its total risk-based capital ratio was 11.02% as compared to 11.73% at December 31, 2005 and its ratio of tangible equity to tangible assets was 4.80% as compared to 5.69% at December 31, 2005. The decrease in the ratio of tangible equity to tangible assets was due, in part, to the acquisition of Hudson United and to the Company’s repurchase of 8.5 million shares in the first quarter of 2006. The Company’s anticipates that its ratio of tangible equity to tangible assets will increase to over 5% by December 31, 2006.
Share Repurchases and Other Information
The number of weighted average shares outstanding on a diluted basis for the quarter ended March 31, 2006 was 210.4 million as compared to 184.9 million for the quarter ended March 31, 2005. The increase was primarily attributable to the issuance of approximately 62 million shares related to the acquisition of Hudson United (including the sale of 29.6 million shares of common stock to the Company’s parent, TD Bank Financial Group), which was in part offset by the Company’s repurchase of 8.5 million shares during the first quarter of 2006.
As detailed in the accompanying financial statements, the Company’s adjusted return on average tangible equity for the first quarter of 2006 was 29.21% as compared to 25.70% for the same period a year ago and the Company’s adjusted return on average tangible assets for the first quarter of 2006 was 1.43% as compared to 1.63% for the same period a year ago.
At March 31, 2006, the Company’s tangible book value per share was $7.16 as compared to $7.61 at March 31, 2005. Average tangible equity was $1.6 billion for the quarter ended March 31, 2006 as compared to $1.8 billion for the same period a year ago.
Quarterly Dividend
TD Banknorth also announced today that its Board of Directors has approved a quarterly dividend of 22 cents per share based on earnings for the first quarter ended March 31, 2006. The dividend is level with the dividend paid following the fourth quarter ended December 31, 2005 and will be paid on May 15, 2006 to shareholders of record at the close of business on May 5, 2006.
Acquisition of Interchange Financial Services Corporation
On April 13, 2006, the Company announced it had entered into a definitive agreement to acquire Interchange Financial Services Corporation (NASDAQ: IFCJ), Saddle Brook, New Jersey, for approximately $480.6 million in cash. As part of the transaction, TD Bank Financial Group has agreed to purchase 13 million shares of TD Banknorth common stock at a price of $31.17 per share. The acquisition is subject to the receipt of Interchange shareholder approval and all required regulatory approvals and other customary conditions and is anticipated to close early in the first quarter of 2007 with systems integration shortly thereafter.

Standard and Poor’s Two Notch Upgrade
On April 21, 2006, Standard & Poor’s Services raised its counterparty credit rating on TD Banknorth Inc. to ‘A-1’ from ‘BBB’ and the counterparty credit ratings on related entities, including TD Banknorth NA, were raised to ‘A/A-1’ from ‘BBB+/A-2’.
About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At March 31, 2006, TD Banknorth had over $40 billion of total consolidated assets and provided financial services to more than 1.5 million households in the Northeast. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK”. For more information, visit http://www.TDBanknorth.com.
NOTES: This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company arrives at these measures, indicated by the use of the term “adjusted,” by removing “items of note” from the reported GAAP measure. The items of note excluded from adjusted measures are described at the outset of this release, and a reconciliation of these non-GAAP measures to the most comparable GAAP measure can be found in the financial tables in the back of this release. The items of note relate to items which management does not believe are indicative of underlying business performance, and typically are the effects of charges and expenses related to the consummation of mergers and acquisitions and costs related to the integration of merged entities, as well as the amortization of intangible assets. Items of note may also be other significant gains or losses that are unusual in nature, such as securities gains or losses and prepayment penalties incurred in connection with deleveraging strategies. Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of adjusted financial measures excluding the impact of these items of note provide useful supplemental information that is essential to a proper understanding of the operating results of the Company. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.
This press release contains forward-looking statements with respect to the financial condition, results of operations and business of TD Banknorth. Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting TD Banknorth’s operations. In addition, acquisitions may result in large one-time charges to income, may not produce revenue enhancements or synergies at levels or within time frames originally anticipated and may result in unforeseen integration difficulties. Investors are encouraged to access TD Banknorth’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding TD Banknorth, including information which could affect TD Banknorth’s forward-looking statements. TD Banknorth does not undertake any obligation to update these forward-looking statements to reflect events or circumstances that may occur after the date on which such statements were made.
On May 16, 2005, the Company announced that it had adopted purchase accounting to account for TD Bank Financial Group’s acquisition of a majority interest in the Company on March 1, 2005. To most accurately reflect the application of purchase accounting, the Company uses the term “predecessor” to refer to the results of Banknorth Group, Inc., the predecessor entity to TD

Banknorth Inc., at the dates and for the periods ending on or prior to February 28, 2005, which are based on historical accounting, and the term “successor” to refer to the results of TD Banknorth Inc. at the dates and for the periods beginning on or after March 1, 2005, which are based on the application of purchase accounting. To assist in the comparability of the Company’s financial results and to make it easier to discuss and understand these results, the financial information discussed herein and presented in the accompanying financial statements under the heading “Combined” combines the “predecessor period” January 1, 2005 to February 28, 2005 with the applicable “successor period” thereafter. Due to the application of purchase accounting as of March 1, 2005, results for the combined periods may not be comparable to the results for the respective predecessor periods. For a detailed discussion of the impact of purchase accounting on the Company’s balance sheet and income statement, reference is made to the Company’s first quarter 2005 earnings release dated May 16, 2005.
Source: TD Banknorth Inc.
Jeff Nathanson, 207-761-8517

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)

	Successor	Successor		Successor
	March 31,	March 31,	%	December 31,	%
(In thousands)	2006	2005	Change	2005	Change
Cash and due from banks	$836,108	$540,812	55%	$758,751	10%
Federal funds sold, securities purchased under agreements to resell, and other short term investments	3,210,712	3,247	NM	10,507	NM
Securities available for sale	2,251,530	4,656,122	-52%	4,419,877	-49%
Securities held to maturity	60,026	80,259	-25%	64,126	-6%

Loans and leases held for sale	25,233	558,137	-95%	31,398	-20%
Loans and leases:
Residential real estate mortgages	2,902,999	3,388,907	-14%	2,878,323	1%
Commercial real estate mortgages	8,708,106	6,559,459	33%	6,776,837	28%
Commercial business loans and leases	6,365,259	4,094,627	55%	4,278,048	49%
Consumer loans and leases, exc credit cards	7,269,035	5,606,950	30%	6,186,519	17%
Credit card loans	375,113	—	NM	—	NM

Total loans and leases	25,620,512	19,649,943	30%	20,119,727	27%
Less: Allowance for loan and lease losses	276,342	228,165	21%	223,030	24%

Loans and leases, net	25,344,170	19,421,778	30%	19,896,697	27%

Premises and equipment	460,021	308,109	49%	331,912	39%
Goodwill	6,015,756	4,537,623	33%	4,547,604	32%
Identifiable intangible assets	848,880	757,504	12%	668,365	27%
Bank-owned life insurance	767,043	556,265	38%	572,847	34%
Other assets	1,052,715	714,965	47%	793,269	33%

	$40,872,194	$32,134,821	27%	$32,095,353	27%

Liabilities & Shareholders’ Equity

Deposits:
Regular savings	$4,368,767	$2,703,160	62%	$2,653,233	65%
Retail money market and NOW accounts	9,898,522	8,168,207	21%	7,819,812	27%
Retail certificates of deposit	6,716,414	4,753,407	41%	5,132,117	31%
Brokered deposits	270,061	80,951	234%	63,953	322%
Noninterest bearing deposits	5,616,850	4,215,574	33%	4,603,533	22%

Total deposits	26,870,614	19,921,299	35%	20,272,648	33%

Borrowings from the Federal Home Loan Bank	444,050	2,334,098	-81%	551,609	-19%
Federal funds purchased and securities sold under repurchase agreements	3,402,386	2,240,947	52%	3,339,091	2%
Subordinated debt and senior notes	847,906	377,349	125%	606,260	40%
Other borrowings	8,671	26,802	-68%	60,773	-86%
Junior subordinated debentures	527,511	374,700	41%	366,237	44%
Deferred tax liability related to other identifiable intangible assets	337,557	265,126	27%	261,932	29%
Other liabilities	273,276	246,007	11%	152,930	79%

Total liabilities	32,711,971	25,786,328	27%	25,611,480	28%

Shareholders’ equity	8,160,223	6,348,493	29%	6,483,873	26%

	$40,872,194	$32,134,821	27%	$32,095,353	27%

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Successor	Combined
	Three Months	Three Months
	Ended March 31,	Ended March 31,	%
	2006	2005	Change
Interest and dividend income	$456,499	$343,647	33%
Interest expense	174,055	90,912	91%

Net interest income	282,444	252,735	12%

Noninterest income:
Deposit services	38,479	28,182	37%
Insurance brokerage commissions	15,839	13,892	14%
Merchant and electronic banking income, net	15,636	13,114	19%
Wealth management services	11,348	10,504	8%
Loan fee income	12,392	6,921	79%
Bank-owned life insurance	7,288	6,098	20%
Investment planning services	5,142	4,689	10%
Net securities gains/(losses)	(90)	(50,476)	-100%
Loans held for sale — lower of cost or market adjustment	—	(7,500)	-100%
Change in unrealized loss on certain derivatives	—	(8,175)	-100%
Other noninterest income	11,805	8,373	41%

Total noninterest income	117,839	25,622	360%

Total Revenue	400,283	278,357	44%

Provision for loan and lease losses	6,900	2,069	233%

Noninterest expense:
Salaries and employee benefits	125,210	100,868	24%
Occupancy and equipment	39,180	30,738	27%
Data processing	15,233	11,033	38%
Advertising and marketing	8,191	6,695	22%
Amortization of identifiable intangible assets	37,666	11,495	228%
Merger and restructuring charges (1)	19,818	31,191	-36%
Prepayment penalties on borrowings	—	6,303	-100%
Other noninterest expense	31,738	24,787	28%

Total noninterest expense	277,036	223,110	24%

Income before income tax expense	116,347	53,178	119%
Income tax expense	38,799	19,103	103%

Net income from continuing operations	77,548	34,075	128%

Income (loss) from discontinued operations, net of tax	(1,342)	—	NM

Net income	$76,206	$34,075	124%

Weighted average shares outstanding:
Basic	209,690	183,393	14%
Diluted	210,444	184,890	14%
Earnings per share:
Basic	$0.36	$0.19	89%
Diluted	0.36	0.18	100%

(1)	Merger and restructuring charges consist of merger related and corporate restructuring charges.
NM — calculated % change is not meaningful

TD Banknorth Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands, except per share data)

	Successor	Combined
	Three Months	Three Months
	Ended March 31,	Ended March 31,	%
	2006	2005	Change
Net interest income	$282,444	$252,735	12%
Net income	$76,206	$34,075	124%
Shares outstanding (end of period)	227,951	173,208	32%
Weighted average shares outstanding:
Basic	209,690	183,393	14%
Diluted	210,444	184,890	14%

Earnings per share:
Basic	$0.36	$0.19	89%
Diluted	$0.36	$0.18	100%

Shareholders’ equity (end of period)	$8,160,223	$6,348,493	NM
Book value per share (end of period)	$35.80	$36.65	NM
Tangible book value per share (end of period)	7.16	7.61	-6%

RATIOS & OTHER INFORMATION:			Nominal Inc/(Dec)

Net interest margin, fully-taxable equivalent basis	3.83%	3.96%	-0.13%

Return on average assets	0.79%	0.45%	0.34%
Return on average equity	4.07%	3.09%	0.98%

At period end:
Tangible equity/tangible assets	4.80%	4.91%	-0.11%
Tier 1 leverage capital ratio	6.75%	6.30%	0.45%
Tier 1 risk based capital ratio	7.66%	7.97%	-0.31%
Total risk based capital ratio	11.02%	10.13%	0.89%

Nonperforming loans (1)	$78,569	$62,916	$15,653
Total nonperforming assets (1)	$90,670	$68,928	$21,742
Nonperforming loans as a % of total loans	0.31%	0.32%	-0.01%
Nonperforming assets as a % of total assets	0.22%	0.21%	0.01%

Full service banking offices	597	396

FINANCIAL INFORMATION AND RATIOS EXCLUDING CERTAIN ITEMS (Non-GAAP Financial Information):
See page 14 for a reconciliation table of non-GAAP financial information.

Earnings per diluted share, GAAP basis	$0.36	$0.18	$0.18
Merger and restructuring costs, per diluted share, net of tax (2)	0.07	0.13	(0.06)
Discontinued operations, per diluted share, net of tax (3)	0.01	—	0.01
Change in unrealized loss on certain derivatives, per diluted share, net of tax	—	0.03	(0.03)
Deleveraging losses, per diluted share, net of tax (4)	—	0.22	(0.22)
Amortization of intangibles, per diluted share, net of tax	0.11	0.04	0.07

Earnings per diluted share, as adjusted	$0.55	$0.60	($0.05)

Noninterest income as a percent of total income (5)	29.45%	26.64%	2.82%
Noninterest income (5)	$118,169	$91,435	$26,734

Return on average assets (6)	0.96%	1.38%	-0.42%
Cash return on average tangible assets (6) (7)	1.43%	1.63%	-0.20%

Return on average equity (6)	4.95%	9.45%	-4.50%
Cash return on average tangible equity (6) (7)	29.21%	25.70%	3.51%

Noninterest expense (8)	$219,552	$174,120	$45,432
Efficiency ratio (9)	64.24%	53.88%	10.36%
Cash efficiency ratio (10)	54.84%	50.54%	4.30%

(1)	During the three months ended March 31, 2005, in connection with the use of purchase accounting for the transaction with TD on March 1, 2005, nonperforming loans and nonperforming assets were reduced by $21.4 million of specific reserves on impaired loans which were applied to reduce the loan balance under SOP 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”.

(2)	Merger and restructuring costs consist of merger related charges and corporate restructuring.

(3)	Discontinued operations reflect costs incurred in connection with landfill gas and power generation facilities.

(4)	Deleveraging losses consist of losses on securities sales, lower of cost or market adjustments and prepayment penalties on borrowings incurred in connection with balance sheet restructurings.

(5)	Excludes deleveraging securities losses, lower of cost or market adjustments, and gains/losses on certain derivatives.

(6)	Excludes merger and restructuring costs, discontinued operations, changes in unrealized loss on certain derivatives and deleveraging losses, net of related tax benefits.

(7)	Cash ratios reflect adjustments to exclude amortization expense on intangible assets, net of related taxes.

(8)	Excludes pre-tax merger and restructuring costs, prepayment penalties on borrowings, amortization of intangible assets, corporate restructuring and discontinued operations.

(9)	Excludes securities gains/losses, lower of cost or market adjustments, prepayment penalties on borrowings, and gains/losses on certain derivatives, merger and corporate restructuring costs and discontinued operations.

(10)	Excludes the items in note 9 and amortization of intangible assets. Ratios are annualized where appropriate.

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED AVERAGE BALANCE SHEETS (Unaudited)

	Successor		Combined (1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2006		2005
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate

Assets

Loans and leases (2)
Residential real estate mortgages	$2,916,912	5.52%	$3,806,469	5.13%
Commercial real estate mortgages	7,996,632	6.70%	6,447,894	5.96%
Commercial loans and leases	5,722,504	6.71%	4,018,664	5.65%
Consumer loans and leases, exc credit cards	6,908,585	6.19%	5,501,291	5.47%
Credit card loans	243,287	13.07%	—	0.00%

Total loans and leases	23,787,920	6.48%	19,774,318	5.60%
Securities	5,634,703	5.06%	6,107,346	4.68%
Federal funds sold, securities purchased under agreements to resell and other short term investments	609,369	4.82%	11,427	2.96%

Total earning assets	30,031,992	6.18%	25,893,091	5.38%

Bank-owned life insurance	697,668		545,954
Goodwill	5,509,988		2,517,379
Identifiable intangible assets	801,665		301,197
Other assets	1,944,528		1,447,883

Total assets	$38,985,841		$30,705,504

Liabilities & Shareholders’ Equity

Interest-bearing deposits:
Regular savings	$3,708,031	1.01%	$2,643,204	0.29%
Retail money market and NOW accounts	9,172,611	2.15%	8,088,136	1.05%
Retail certificates of deposit	6,226,033	3.03%	4,698,450	1.90%
Brokered deposits	211,689	4.50%	65,860	3.90%

Total interest-bearing deposits	19,318,364	2.24%	15,495,650	1.19%
Borrowed funds	6,250,112	4.36%	6,154,440	2.99%

Total interest-bearing liabilities	25,568,476	2.76%	21,650,090	1.70%
Noninterest bearing deposits	5,166,252		4,221,735
Deferred tax liability related to other identifiable intangible assets	315,498		105,419
Other liabilities	334,445		250,610
Shareholders’ equity	7,601,170		4,477,650

Total liabilities and shareholders’ equity	$38,985,841		$30,705,504

Net earning assets	$4,463,516		$4,243,001

Net interest income (fully-taxable equivalent)	$284,732		$254,477
Less: fully-taxable equivalent adjustments	(2,288)		(1,742)

Net interest income	$282,444		$252,735

Net interest rate spread (fully-taxable equivalent)		3.42%		3.68%
Net interest margin (fully-taxable equivalent)		3.83%		3.96%

(1)	Includes two months of average balances based on historical cost and one month of average balances including purchase accounting and fair value adjustments. Had TD’s acquisition of a majority interest in TD Banknorth occurred at the beginning of the first quarter, noninterest-earning assets, total assets, shareholders’ equity, and total liabilities and shareholders’ equity would have been approximately $2.5 billion higher than the amounts in the above table, primarily related to intangible assets.

(2)	Loans and leases include portfolio loans and leases and loans held for sale.

TD Banknorth Inc. and Subsidiaries
Asset Quality (unaudited)
(Dollars in thousands)

	Successor
	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
Nonperforming assets:

Residential real estate mortgages	$9,827	$7,970	$6,531	$6,165	$8,614
Commercial real estate mortgages	31,192	25,219	29,224	30,353	23,553
Commercial business loans and leases	31,460	20,211	21,306	26,776	24,520
Consumer loans and leases	6,090	7,165	6,899	6,816	6,229

Total nonperforming loans and leases	78,569	60,565	63,960	70,110	62,916

Other nonperforming assets, net	12,101	970	2,929	3,796	6,012

Total nonperforming assets	$90,670	$61,535	$66,889	$73,906	$68,928

Accruing loans which are 90 days overdue	$12,934	$6,887	$6,489	$6,122	$5,041

Allowance for loan and lease losses	$276,342	$223,030	$228,334	$228,168	$228,165
Liability for unfunded credit commitments	8,207	7,907	7,607	6,807	6,707

Total allowance for credit losses	$284,549	$230,937	$235,941	$234,975	$234,872

Net loan charge-offs (recoveries):

Residential real estate mortgages	$111	($13)	($125)	$89	$57
Commercial real estate mortgages	(6)	(30)	1,717	(391)	4,032

Total real estate mortgages	105	(43)	1,592	(302)	4,089
Commercial business loans and leases	(1,584)	4,355	3	(229)	544
Consumer loans and leases exc credit cards	4,985	6,994	4,739	4,126	5,481
Credit card loans	2,645	—	—	—	—

Total net charge-offs	$6,151	$11,306	$6,334	$3,595	$10,114

Provision for credit losses:
Provision for loan and lease losses	$6,900	$6,000	$5,500	$3,597	$2,069
Provision for off balance sheet commitments (1)	300	300	800	100	—

Total provision for credit losses	$7,200	$6,300	$6,300	$3,697	$2,069

Ratios:

Allowance for credit losses to total loans and leases	1.11%	1.15%	1.18%	1.17%	1.20%
Allowance for credit losses to nonperforming loans	362.16%	381.30%	368.89%	335.15%	373.31%
Nonperforming loans to total loans and leases	0.31%	0.30%	0.32%	0.35%	0.32%
Nonperforming assets to total assets	0.22%	0.19%	0.21%	0.23%	0.21%
Net charge-offs to average loans — QTD (2)	0.10%	0.22%	0.13%	0.07%	0.21%

(1)	Included in other noninterest expense

(2)	Annualized.

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	2006	2005
	Successor				Combined
	First	Fourth	Third	Second	First
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
Interest and dividend income	$456,499	$363,917	$350,679	$342,447	$343,647
Interest expense	174,055	120,477	101,682	89,819	90,912

Net interest income	282,444	243,440	248,997	252,628	252,735

Noninterest income:
Deposit services	38,479	35,137	34,558	31,752	28,182
Insurance brokerage commissions	15,839	10,798	12,216	13,604	13,892
Merchant and electronic banking income, net	15,636	15,238	15,824	14,727	13,114
Wealth management services	11,348	10,622	10,662	10,395	10,504
Loan fee income	12,392	7,613	8,031	8,891	6,921
Bank-owned life insurance	7,288	6,009	5,994	6,106	6,098
Investment planning services	5,142	4,433	4,708	5,462	4,689
Net securities gains/(losses)	(90)	(45,048)	1,014	1,439	(50,476)
Loans held for sale — lower of cost or market adjustment	—	—	—	386	(7,500)
Change in unrealized loss on derivatives	—	(11)	(711)	14,840	(8,175)
Other noninterest income	11,805	15,306	11,311	9,669	8,373

Total noninterest income	117,839	60,097	103,607	117,271	25,622

Total Revenue	400,283	303,537	352,604	369,899	278,357

Provision for loan and lease losses	6,900	6,000	5,500	3,597	2,069

Noninterest expense:
Salaries and employee benefits	125,210	100,904	102,059	105,096	100,868
Occupancy and equipment	39,180	30,548	29,945	31,048	30,738
Data processing	15,233	11,693	11,675	11,618	11,033
Advertising and marketing	8,191	8,097	7,503	8,087	6,695
Amortization of identifiable intangible assets	37,666	30,894	31,041	31,657	11,495
Merger and restructuring charges (1)	19,818	4,957	1,162	5,367	31,191
Prepayment penalties on borrowings	—	—	—	—	6,303
Other noninterest expense	31,738	28,564	28,344	27,459	24,787

	277,036	215,657	211,729	220,332	223,110

Income before income tax expense	116,347	81,880	135,375	145,970	53,178
Income tax expense	38,799	26,315	46,634	50,376	19,103

Net income from continuing operations	77,548	55,565	88,741	95,594	34,075

Income (loss) from discontinued operations, net of tax	(1,342)	—	—	—	—

Net income	$76,206	$55,565	$88,741	$95,594	$34,075

Weighted average shares outstanding:
Basic	209,690	173,745	173,661	173,428	183,393
Diluted	210,444	174,427	174,398	174,261	184,890
Earnings per share:
Basic	$0.36	$0.32	$0.51	$0.55	$0.19
Diluted	0.36	0.32	0.51	0.55	0.18

(1)	Merger and restructuring charges consist of merger related charges and corporate restructuring charges.

TD Banknorth Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS (Unaudited)

	2006	2005
	Successor				Combined
	First	Fourth	Third	Second	First
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
Net interest income	$282,444	$243,440	$248,997	$252,628	$252,735
Net income	$76,206	$55,565	$88,740	$95,595	$34,075
Shares outstanding (end of period)	227,951	173,665	173,615	173,406	173,208
Weighted average shares outstanding:
Basic	209,690	173,745	173,661	173,428	183,393
Diluted	210,444	174,427	174,398	174,261	184,890

Earnings per share:
Basic	$0.36	$0.32	$0.51	$0.55	$0.19
Diluted	$0.36	$0.32	$0.51	$0.55	$0.18

Shareholders’ equity (end of period)	$8,160,223	$6,483,873	$6,463,623	$6,473,496	$6,348,493
Book value per share (end of period)	$35.80	$37.34	$37.23	$37.33	$36.65
Tangible book value per share (end of period)	$7.16	$8.81	$8.50	$8.45	$7.61

RATIOS & OTHER INFORMATION:

Net interest margin, fully-taxable equivalent basis	3.83%	3.96%	4.09%	4.12%	3.96%

Return on average assets	0.79%	0.69%	1.11%	1.20%	0.45%
Return on average equity	4.07%	3.42%	5.44%	5.98%	3.09%

At period end:
Tangible equity/tangible assets	4.80%	5.69%	5.55%	5.53%	4.91%
Tier 1 leverage capital ratio	6.75%	7.07%	7.00%	6.65%	6.30%
Tier 1 risk based capital ratio	7.66%	8.63%	8.54%	8.28%	7.97%
Total risk based capital ratio	11.02%	11.73%	11.72%	10.41%	10.13%

Nonperforming loans (1)	$78,569	$60,565	$63,960	$70,110	$62,916
Total nonperforming assets (1)	$90,670	$61,535	$66,889	$73,906	$68,928
Nonperforming loans as a % of total loans	0.31%	0.30%	0.32%	0.35%	0.32%
Nonperforming assets as a % of total assets	0.22%	0.19%	0.21%	0.23%	0.21%

Full service banking offices	597	396	397	395	396

FINANCIAL INFORMATION AND RATIOS EXCLUDING CERTAIN ITEMS (Non-GAAP Financial Information):
See page 14 for a reconciliation table of non-GAAP financial information.

Earnings per diluted share, GAAP basis	$0.36	$0.32	$0.51	$0.55	$0.18
Merger and restructuring costs, per diluted share, net of tax (2)	0.07	0.02	—	0.02	0.13
Discontinued operations, per diluted share, net of tax (3)	0.01	—	—	—	—
Change in unrealized loss on certain derivatives, per diluted share, net of tax	—	—	0.01	(0.06)	0.03
Deleveraging losses, per diluted share, net of tax (4)	—	0.17	—	—	0.22
Amortization of intangibles, per diluted share, net of tax	0.11	0.11	0.11	0.12	0.04

Earnings per diluted share, as adjusted	0.55	0.62	0.63	0.63	0.60

Noninterest income as a percent of total income (5)	29.45%	30.17%	29.32%	28.48%	26.64%
Noninterest income (5)	$118,169	$105,108	$104,318	$102,263	$91,435

Return on average assets (6)	0.96%	1.09%	1.12%	1.12%	1.38%
Cash return on average tangible assets (6) (7)	1.43%	1.60%	1.64%	1.64%	1.63%

Return on average equity (6)	4.95%	5.43%	5.51%	5.58%	9.45%
Cash return on average tangible equity (6) (7)	29.21%	29.36%	29.39%	31.32%	25.70%

Noninterest expense (8)	$219,552	$179,806	$179,526	$183,308	$174,120
Efficiency ratio (9)	64.24%	60.44%	59.77%	60.86%	53.88%
Cash efficiency ratio (10)	54.84%	51.58%	50.96%	51.89%	50.54%

(1)	During the three months ended March 31, 2005, in connection with the use of purchase accounting for the transaction with TD on March 1, 2005, nonperforming loans and nonperforming assets were reduced by $21.4 million of specific reserves on impaired loans which were applied to reduce the loan balance under SOP 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”.

(2)	Merger and restructuring costs consist of merger related charges and corporate restructuring.

(3)	Discontinued operations reflect costs incurred in connection with landfill gas and power generation facilities.

(4)	Deleveraging losses consist of losses on securities sales, lower of cost or market adjustments and prepayment penalties on borrowings incurred in connection with balance sheet restructurings.

(5)	Excludes deleveraging securities losses, lower of cost or market adjustments, and gains/losses on certain derivatives.

(6)	Excludes merger and restructuring costs, discontinued operations, changes in unrealized loss on certain derivatives and deleveraging losses, net of related tax benefits.

(7)	Cash ratios reflect adjustments to exclude amortization expense on intangible assets, net of related taxes.

(8)	Excludes pre-tax merger and restructuring costs, prepayment penalties on borrowings, amortization of intangible assets, corporate restructuring and discontinued operations.

(9)	Excludes securities gains/losses, lower of cost or market adjustments, prepayment penalties on borrowings, and gains/losses on certain derivatives, merger and corporate restructuring costs and discontinued operations.

(10)	Excludes the items in note 9 and amortization of intangible assets. Ratios are annualized where appropriate.

TD Banknorth Inc. and Subsidiaries
Reconciliation Table — Non-GAAP Financial Information (Unaudited)

	2006	2005
	Successor				Combined
	First	Fourth	Third	Second	First
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
Net income (GAAP)	$76,206	$55,565	$88,740	$95,595	$34,075
Add back the following, net of tax:
Merger and restructuring charges	14,924	3,366	755	3,489	23,375
Loss from discontinued operations	1,342	—	—	—	—
Change in unrealized loss on certain derivatives	—	4	462	(9,646)	5,314
Deleveraging losses (1)	214	29,250	—	(109)	41,562
Amortization of intangibles	22,904	19,952	19,540	19,769	7,472

Net income, as adjusted	$115,590	$108,137	$109,497	$109,098	$111,798

Diluted earnings per share (GAAP)	$0.36	$0.32	$0.51	$0.55	$0.18
Add back the following, net of tax:
Merger and restructuring charges	0.07	0.02	—	0.02	0.13
Loss from discontinued operations	0.01	—	—	—	—
Change in unrealized loss on certain derivatives	—	—	0.01	(0.06)	0.03
Deleveraging losses (1)	—	0.17	—	—	0.22
Amortization of intangibles	0.11	0.11	0.11	0.12	0.04

Diluted earnings per share, as adjusted	$0.55	$0.62	$0.63	$0.63	$0.60

Return on average assets (GAAP)	0.79%	0.69%	1.11%	1.20%	0.45%
Effects of merger and restructuring costs, net of tax	0.16	0.04	0.01	0.04	0.31
Effects of discontinued operations, net of tax	0.01	—	—	—	—
Effects of change in unrealized loss on derivatives, net of tax	—	—	—	(0.12)	0.07
Effects of deleveraging losses, net of tax	—	0.36	—	—	0.55
Effects of amortization of intangibles, net of tax	0.47	0.51	0.52	0.52	0.25

Return on average assets, as adjusted	1.43%	1.60%	1.64%	1.64%	1.63%

Return on average equity (GAAP)	4.07%	3.42%	5.44%	5.98%	3.09%
Effects of merger and restructuring costs, net of tax	0.79	0.21	0.04	0.21	2.11
Effects of discontinued operations, net of tax	0.07	—	—	—	—
Effects of change in unrealized loss on derivatives, net of tax	—	—	0.03	(0.60)	0.49
Effects of deleveraging losses, net of tax	0.02	1.80	—	(0.01)	3.76
Effects of amortization of intangibles, net of tax	24.26	23.93	23.88	25.74	16.25

Return on average equity, as adjusted	29.21%	29.36%	29.39%	31.32%	25.70%

Efficiency ratio (GAAP)	69.86%	71.05%	60.05%	59.57%	80.15%
Effects of merger and restructuring costs, net of tax	(4.95)	(1.64)	(0.33)	(1.46)	(11.20)
Effects of discontinued operations, net of tax	(0.65)	—	—	—	—
Effects of change in unrealized loss on derivatives, net of tax	—	—	(0.12)	2.43	(1.97)
Effects of securities gains/losses (excluding deleveraging losses)	0.04	(0.01)	0.17	0.29	(0.08)
Effects of deleveraging losses, net of tax	(0.06)	(8.96)	—	0.03	(13.02)
Effects of amortization of intangibles, net of tax	(9.40)	(8.86)	(8.81)	(8.97)	(3.34)

Efficiency ratio, as adjusted	54.84%	51.58%	50.96%	51.89%	50.54%

Noninterest income (GAAP)	$117,839	$60,097	$103,607	$117,271	$25,621
Change in unrealized loss on derivatives	—	11	711	(14,840)	8,175
Deleveraging securities losses	330	45,000	—	218	50,139
Lower of cost or market adjustments (included in deleveraging losses above)	—	—	—	(386)	7,500

Noninterest income, as adjusted	$118,169	$105,108	$104,318	$102,263	$91,435

Noninterest expense (GAAP)	$277,036	$215,657	$211,729	$220,332	$223,109
Merger and restructuring costs	19,818	4,957	1,162	5,367	31,191
Prepayment penalties on borrowings (included in deleveraging losses above)	—	—	—	—	6,303
Amortization of intangibles	37,666	30,894	31,041	31,657	11,495

Noninterest expense, as adjusted	$219,552	$179,806	$179,526	$183,308	$174,120

Average assets (GAAP)	$38,985,841	$32,108,978	$31,734,972	$32,008,478	$30,705,504
Average Goodwill and Intangibles	6,311,653	5,240,241	5,264,758	5,283,283	2,818,576

Average Tangible Assets	$32,674,188	$26,868,737	$26,470,214	$26,725,195	$27,886,928

Average equity (GAAP)	$7,601,170	$6,447,337	$6,477,100	$6,415,590	$4,477,650
Average Goodwill and Intangibles	6,311,654	5,240,241	5,264,758	5,283,283	2,818,576
Average Deferred Taxes on Intangibles	315,498	254,235	265,588	264,676	105,419

Average Tangible Equity	$1,605,015	$1,461,331	$1,477,930	$1,396,983	$1,764,493

(1)	Deleveraging losses include losses on sale of securities, lower of cost or market adjustments on loans held for sale and prepayment penalties on borrowings.

TD Banknorth Inc. and Subsidiaries
Identifiable Intangible Assets
Estimated Future Amortization Expense (Unaudited)

	Core		Other		Total
	Deposit		Identifiable		Identifiable
	Intangibles		Intangibles		Intangibles
	Historical	TD Incremental	Historical	TD Incremental	Historical	TD Incremental	Total
Amortization Expense:
Three months ended March 31, 2005 (Combined)	$1,945	$7,875	$355	$1,320	$2,300	$9,195	$11,495
Three months ended June 30, 2005	2,123	24,958	617	3,959	2,740	28,917	31,657
Three months ended September 30, 2005	2,123	24,625	334	3,959	2,457	28,584	31,041
Three months ended December 31, 2005	2,123	24,625	187	3,959	2,310	28,584	30,894

Full Year 2005	$8,314	$82,083	$1,493	$13,197	$9,807	$95,280	$105,087

Three months ended March 31, 2006	9,405	23,820	672	3,770	10,077	27,590	37,667

Indentifiable Intangible Assets Balance at March 31, 2006	$215,725	$404,441	$51,844	$176,870	$267,569	$581,311	$848,880

Estimated Future Amortization Expense
2006 (April through December)	$28,207	$64,965	$2,705	$11,304	$30,912	$76,269	$107,181
2007	36,813	68,249	3,608	14,342	40,421	82,591	123,012
2008	36,568	55,493	3,238	13,665	39,806	69,158	108,964
2009	36,568	45,327	3,238	13,035	39,806	58,362	98,168
2010	36,568	36,160	3,105	12,414	39,673	48,574	88,247
Thereafter	41,002	134,247	33,593	112,111	74,595	246,358	320,953